                                                                    EXHIBIT 10.1


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                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                   KANEB PIPE LINE OPERATING PARTNERSHIP, L.P.

                                       AND

                           STATIA TERMINALS GROUP N.V.

                          Dated as of November 12, 2001



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                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
         Section 1.1  Definitions.................................................................................2
         Section 1.2  Cross References............................................................................5
         Section 1.3  Knowledge...................................................................................6

ARTICLE II

         SALE OF SHARES...........................................................................................6

         Section 2.1  Sale of Shares..............................................................................6
         Section 2.2  Delivery of Estimated Net Cash Amount.......................................................6
         Section 2.3  Closing Payment.............................................................................6
         Section 2.4  Determination of Purchase Price.............................................................7
         Section 2.5  Closing.....................................................................................8

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................................8

         Section 3.1  Due Organization, Good Standing and Corporate Power.........................................8
         Section 3.2  Authorization and Validity of this Agreement................................................9
         Section 3.3  Capitalization..............................................................................9
         Section 3.4  Consents and Approvals; No Violations......................................................10
         Section 3.5  Company Reports and Financial Statements...................................................10
         Section 3.6  Absence of Certain Changes.................................................................11
         Section 3.7  Title to Properties; Encumbrances..........................................................11
         Section 3.8  Compliance with Laws.......................................................................12
         Section 3.9  Litigation.................................................................................12
         Section 3.10  Employee Benefit Plans....................................................................12
         Section 3.11  Employment Relations and Agreements.......................................................13
         Section 3.12  Taxes.....................................................................................14
                  (a)      Tax Returns...........................................................................14
                  (b)      Payment of Taxes......................................................................14
                  (c)      Tax Liens.............................................................................15
                  (d)      Tax Audits............................................................................15
                  (e)      Statute of Limitations................................................................15
                  (f)      Tax Agreements........................................................................15
                  (g)      Powers of Attorney....................................................................15
                  (h)      Tax Deficiencies......................................................................15
                  (i)      Consolidated, Combined or Unitary Tax Returns.........................................15
                  (j)      No Joint or Several Liability.........................................................15
         Section 3.13  Liabilities...............................................................................15


                                      (i)

                                                                                                               Page
                                                                                                               ----
         Section 3.14  Intellectual Property.....................................................................16
         Section 3.15  Proxy Materials...........................................................................16
         Section 3.16  Broker's or Finder's Fee..................................................................16
         Section 3.17  Certain Contracts and Arrangements........................................................16
         Section 3.18  Environmental Laws and Regulations........................................................18
         Section 3.19  Voting Requirements.......................................................................18
         Section 3.20  Insurance.................................................................................18
         Section 3.21  Inventory.................................................................................19
         Section 3.22  Information Furnished.....................................................................19

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................................................19

         Section 4.1  Due Organization, Good Standing and Corporate Power........................................19
         Section 4.2  Authorization and Validity of Agreement....................................................19
         Section 4.3  Consents and Approvals; No Violations......................................................20
         Section 4.4  Proxy Materials............................................................................20
         Section 4.5  Broker's or Finder's Fee...................................................................20
         Section 4.6  Funds......................................................................................20
         Section 4.7  Litigation.................................................................................20
         Section 4.8  No Knowledge of Adverse Change.............................................................21

ARTICLE V

         TRANSACTIONS PRIOR TO CLOSING DATE......................................................................21

         Section 5.1  Access to Information Concerning Properties and Records....................................21
         Section 5.2  Confidentiality............................................................................21
         Section 5.3  Conduct of Business Pending the Closing Date...............................................22
         Section 5.4  Commercially Reasonable Efforts............................................................25
         Section 5.5  No Solicitation of Other Offers............................................................25
         Section 5.6  Notification of Certain Matters............................................................27
         Section 5.7  Antitrust..................................................................................27
         Section 5.8  Employee Benefits..........................................................................28
         Section 5.9  Directors' and Officers' Insurance and Indemnification.....................................29
         Section 5.10  Public Announcements......................................................................31
         Section 5.11  Shareholder Approval......................................................................31
         Section 5.12  Section 338 Election......................................................................32
         Section 5.13  Repayment of Indebtedness.................................................................32
         Section 5.14  Transfer Taxes............................................................................32
         Section 5.15  Termination of Existing Tax Sharing Agreements............................................32
         Section 5.16  Refunds of Taxes for Pre-Closing Periods..................................................32
         Section 5.17  Resignation of Directors..................................................................32


                                      (ii)

                                                                                                               Page
                                                                                                               ----
ARTICLE VI

         CONDITIONS TO CLOSING; TERMINATION AND ABANDONMENT......................................................33

         Section 6.1  Conditions to Purchaser's Obligations......................................................33
                  (a)  Statutes, Orders; No Injunction...........................................................33
                  (b)  Truth of Representations and Warranties...................................................33
                  (c)  Performance of Covenants..................................................................34
                  (d)  No Company Material Adverse Effect........................................................34
                  (e)  Board Recommendation......................................................................34
                  (f)  Shareholder Approval......................................................................34
                  (g)  HSR Act Waiting Periods...................................................................34
         Section 6.2  Conditions to the Company's Obligations....................................................34
                  (a)  Statutes, Orders; No Injunction...........................................................35
                  (b)  Truth of Representations and Warranties...................................................35
                  (c)  Performance of Covenants..................................................................35
                  (d)  Shareholder Approval......................................................................35
                  (e)  HSR Act Waiting Periods...................................................................35
         Section 6.3  Termination................................................................................35
         Section 6.4  Effect of Termination......................................................................36

ARTICLE VII

         NON-SURVIVAL............................................................................................37

         Section 7.1  Non-Survival of Representations, Warranties, Agreements and Covenants......................37

ARTICLE VIII

         MISCELLANEOUS...........................................................................................37

         Section 8.1  Fees and Expenses..........................................................................37
         Section 8.2  Investigation and Agreement; Projections; No Other Representations and Warranties..........37
         Section 8.3  Extension; Waiver..........................................................................39
         Section 8.4  Notices....................................................................................39
         Section 8.5  Entire Agreement...........................................................................40
         Section 8.6  Binding Effect; Benefit; Assignment........................................................40
         Section 8.7  Amendment and Modification.................................................................40
         Section 8.8  Further Actions............................................................................41
         Section 8.9  Headings...................................................................................41
         Section 8.10  Counterparts..............................................................................41
         Section 8.11  APPLICABLE LAW............................................................................41
         Section 8.12  Severability..............................................................................41
         Section 8.13  Interpretation............................................................................41
         Section 8.14  Specific Enforcement......................................................................42
         Section 8.15  Waiver of Jury Trial......................................................................42


         ANNEX A - Form of Contingent Tax Payment Note

         ANNEX B - Form of Shareholder Proposals

         SCHEDULE 1


                                     (iii)

                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated as of November 12, 2001 (this "Agreement"), by and between Kaneb Pipe Line Operating Partnership, L.P., a limited partnership organized under the laws of the State of Delaware ("Purchaser"), and Statia Terminals Group N.V., a public company with limited liability organized under the laws of the Netherlands Antilles ("Company").

                                   WITNESSETH:

                  WHEREAS, the Company owns (i) 6,100 common shares (the "Statia International Common Shares"), par value $1.00, of Statia Terminals International N.V. ("Statia International"), a Netherlands Antilles limited liability company, (ii) 1,220 shares of common stock (the "Statia Technology Common Shares"), par value $0.01, of Statia Technology, Inc. ("Statia Technology"), a Delaware corporation, and (iii) 471,720 common shares (the "Statia Marine Common Shares" and, collectively with the Statia International Common Shares and the Statia Technology Common Shares, the "Shares"), par value $0.01, of Statia Marine, Inc. ("Statia Marine" and, collectively with Statia International and Statia Technology, the "Operating Subsidiaries"), a Cayman Islands company;

                  WHEREAS, the Company desires to sell, and Purchaser desires to purchase, the Shares pursuant to this Agreement;

                  WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Shares pursuant to the terms and subject to the conditions set forth in this Agreement, Purchaser shall own all of the outstanding shares of capital stock of each of the Operating Subsidiaries;

                  WHEREAS, Purchaser is unwilling to enter into this Agreement unless Statia Terminals Holdings N.V. ("Holdings"), concurrently with the execution and delivery of this Agreement, enters into a voting and option agreement (the "Voting Agreement"), dated the date hereof, by and between Purchaser and Holdings providing for, among other things, the agreement of Holdings to vote its Company Shares in favor of this Agreement and the transactions and other matters contemplated by, and described more fully in, this Agreement and to grant to Purchaser an option to purchase all such Company Shares.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                DEFINITIONS; ETC.

         Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

                  "Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person.

                  "Antitrust Authorities" shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

                  "Antitrust Laws" shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                  "Business Day" shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or Curacao, Netherlands Antilles.

                  "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

                  "Commission" shall mean the U.S. Securities and Exchange Commission.

                  "Company Business Party" shall mean any supplier or customer of the Company or any of its Subsidiaries that is disclosed as a supplier or customer of the Company or any of its Subsidiaries on Schedule 4.8 of the Company Disclosure Letter.

                  "Company Common Shares" shall mean the class A common shares, par value $0.01, of the Company.

                  "Company Disclosure Letter" shall mean the disclosure letter delivered to Purchaser upon or prior to entering into this Agreement.

                  "Company Incentive Rights" shall mean the class C shares, par value $0.01, of the Company.

                  "Company Material Adverse Effect" shall mean any event, change, occurrence, effect, fact or circumstance having a material adverse effect on (i) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (ii) the business, properties, assets, liabilities, value, results of operations or financial condition of the Operating Subsidiaries and their respective Subsidiaries, taken as a whole; other than any such effect resulting from or arising out of (u) the performance by the Company of any of its obligations pursuant to this Agreement, (v) any general change in global economic conditions or the economic conditions of the United States of America, Canada or the Netherlands Antilles, (w) any changes in the condition of any industry in which any Operating Subsidiary or any of their respective Subsidiaries operates that does not affect such Subsidiary of the Company disproportionately, (x) any change, in and of itself, in the market price or trading volume of the Company Common Shares, (y) any failure, in and of itself, by the Company or any Operating Subsidiary or any of their respective Subsidiaries to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing, or (z) the announcement by Purchaser of any plan or intention to make any change in the conduct of any of the businesses of any Operating Subsidiary or any of their respective Subsidiaries as such businesses are being conducted on the date of this Agreement.

                  "Company Shares" shall mean collectively, the Company Common Shares, the Company Subordinated Shares and the Company Incentive Rights.

                  "Company Subordinated Shares" shall mean the class B subordinated shares, par value $0.01, of the Company.

                  "Completed Commission Filings" shall mean the Commission Filings filed prior to the date hereof.

                  "Contingent Tax Payment Note" shall mean an instrument substantially in the form attached hereto as Annex A.

                  "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

                  "Environmental Law" shall mean any Law, Order or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Law, Order or other requirement of Law.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "GAAP" shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

                  "Governmental Entity" shall mean any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency, authority or body.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Intellectual Property" shall mean all registered domestic and foreign trademark, service mark and trade name registrations and applications therefor, patents, patent applications, copyright registrations and applications, domain names and trade secrets.

                  "Law" shall mean any statute, law, code, ordinance, rule or regulation of any Governmental Entity.

                  "Lien" shall mean any lien, security interest, charge or encumbrance of any kind or nature.

                  "Net Cash Amount" shall mean the difference of (a) the aggregate of (i) the combined cash of the Operating Subsidiaries and their respective Subsidiaries as of the close of business on the day before the Closing Date, (ii) one million five hundred sixteen thousand four hundred three dollars ($1,516,403), representing the amount of the accruals from November 15, 2001 through December 31, 2001 for interest payable by any Operating Subsidiary or any of their respective Subsidiaries pursuant to the 11-3/4% First Mortgage Notes of Statia International and Statia Terminals Canada, Incorporated, (iii) the amount of the accruals from the date hereof through December 31, 2001 for interest payable by any Operating Subsidiary or any of their respective Subsidiaries pursuant to the Transamerica Loan, and (iv) the amount of any payments of principal under the Transamerica Loan from the date hereof through the Closing Date, minus (b) the aggregate of (i) the amount of the unpaid accruals through and including the Closing Date for interest payable by any Operating Subsidiary or any of their respective Subsidiaries pursuant to any indebtedness for borrowed money outstanding from time to time, (ii) the Tax Reserve Amount and (iii) indebtedness of any Subsidiary of the Company for borrowed money (other than indebtedness for borrowed money described in clause
(a)(ii) or (a)(iii) above and indebtedness for borrowed money owing to any other Subsidiary of the Company).

                  "Order" shall mean any judgment, order, injunction, decree or writ of any Governmental Entity.

                  "Person" shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, any other legal entity, a group and a government or other department or agency thereof.

                  "Purchaser Material Adverse Effect" shall mean any event, change, occurrence, effect, fact or circumstance having a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Subsidiary", with respect to any Person, shall mean (i) any partnership of which such Person or any of its Subsidiaries is a general partner, (ii) any other Person in which such Person or any of its Subsidiaries owns or has the power to vote more than fifty percent (50%) of the equity interests in such other Person having general voting power to participate in the election of the governing body of such other Person or (iii) any other Person directly or indirectly (through another Person or otherwise) controlled by such Person.

                  "Subsidiary Property" shall mean any real property and improvements owned (directly, indirectly, or beneficially), leased, used, operated or occupied by any Operating Subsidiary or any of their respective Subsidiaries.

                  "Tax Reserve Amount" shall mean the amount shown as a liability on the Interim Balance Sheet, plus any amounts accrued by the Company pursuant to GAAP for the period from the date of the Interim Balance Sheet through the Closing Date for amounts that may be payable to the Island Territory of Sint Eustatius and the Land Territory of the Netherlands Antilles pursuant to an agreement regarding Taxes to be entered into by the Operating Subsidiaries and their respective Subsidiaries and the Island Territory of Sint Eustatius and the Land Territory of the Netherlands Antilles.

                  "Transamerica Loan" shall mean the Loan Agreement dated, as of December 20, 2000, by and between Statia Marine and Transamerica Equipment Financial Services Corporation

         Section 1.2 Cross References. The following terms shall have the meaning assigned to such term in the respective section.

Acquisition Proposal...........................5.5(b)            Material Contracts.............................3.17
Agreement......................................Preamble          Notice of Objection............................2.3(b)(i)
Arbitrator.....................................2.3(b)(ii)        Operating Subsidiaries.........................Recitals
Cash Deficiency Amount.........................2.4(a)            Permits........................................3.8(b)
Cash Excess Amount.............................2.4(a)            Proposals......................................3.15
Closing Date Net Cash Amount...................2.2               Proxy Materials................................3.15
Closing Date...................................2.5               Purchaser......................................Preamble
Closing Payment................................2.3               Returns........................................3.12(a)
Closing........................................2.5               Severance Protection Plans.....................5.8(b)
"commercially reasonable efforts"..............5.7(b)            Shareholder Meeting............................3.15
Commission Filings.............................3.5               Shares.........................................Recitals
Company Articles...............................3.1               Statia International Common Shares.............Recitals
Company........................................Preamble          Statia International...........................Recitals
Company Indemnified Parties....................5.9(b)            Statia Marine Common Shares....................Recitals
Confidentiality Agreement......................5.2(a)            Statia Marine..................................Recitals
Contracts......................................3.17              Statia Technology Common Shares................Recitals
Employee Benefit Plans.........................3.10              Statia Technology..............................Recitals
ERISA..........................................3.10              Subsidiary Indemnified Parties.................5.9(b)
Estimated Net Cash Amount......................2.2               Superior Proposal..............................5.5(b)
Holdings.......................................Recitals          Taxes..........................................3.12(a)
Interim Balance Sheet..........................3.7               Transfer Taxes.................................5.14
                                                                 Voting Agreement...............................Recitals

         Section 1.3 Knowledge. Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the knowledge of the Company, such knowledge means to the actual knowledge of the following individuals, after reasonable investigation under the circumstances of the transaction contemplated by this Agreement (including the decision to keep the transactions contemplated hereby confidential until the announcement of the execution of this Agreement) but without giving effect to constructive knowledge: James G. Cameron, James F. Brenner, Jack R. Pine, Paul R. Crissman (solely with respect to matters involving the Point Tupper facility), Clarence
W. Brown (solely with respect to matters involving the St. Eustatius facility) or Robert C. Gaffney (solely with respect to Section 3.18).

                                   ARTICLE II

                                 SALE OF SHARES

         Section 2.1 Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from the Company on the Closing Date, all right, title and interest in and to the Shares. The Company agrees to deliver to Purchaser at the Closing all right, title and interest in and to the Shares, free and clear of all Liens, with the certificate or certificates, if any, evidencing the Shares being duly endorsed or acknowledged for transfer by the Company (and otherwise acknowledged on behalf of the respective Operating Subsidiary, if required by Law), and any deeds of transfer relating to the Shares and, in each case, accompanied by all powers of attorney and/or other instruments necessary to convey valid and unencumbered title thereto to Purchaser.

         Section 2.2 Delivery of Estimated Net Cash Amount. Not later than three
(3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a good faith estimate (the "Estimated Net Cash Amount") of the Net Cash Amount ("Closing Date Net Cash Amount"), prepared on the same basis as the line item cash and cash equivalents within financial statements prepared in accordance with GAAP, which shall describe in reasonable detail the calculation thereof.

         Section 2.3 Closing Payment. In consideration for the sale of the Shares by the Company to Purchaser, Purchaser shall deliver to the Company at the Closing (a) an amount (the "Closing Payment") equal to the aggregate of (i) one hundred eighty-four million eight hundred seventy-two thousand two hundred twenty-three dollars ($184,872,223) plus (ii) the Estimated Net Cash Amount, by wire transfer of immediately available funds to the designated account or accounts of the Company (which account or accounts shall be designated by the Company in writing to

Purchaser at least two (2) Business Days prior to the Closing Date) and (b) the Contingent Tax Payment Note, duly executed by Purchaser.

         Section 2.4 Determination of Purchase Price. (a) Promptly after the Closing Date, and in any event not later than forty-five (45) calendar days following the Closing Date, Purchaser shall prepare and deliver to the Company a statement, prepared on the same basis as the line item cash and cash equivalents within financial statements prepared in accordance with GAAP, of the Closing Date Net Cash Amount, which shall describe in reasonable detail the calculation thereof and shall specify the amount by which (i) the Closing Date Net Cash Amount exceeds the Estimated Net Cash Amount (the "Cash Excess Amount") or, as the case may be, (ii) the Estimated Net Cash Amount exceeds the Closing Date Net Cash Amount (the "Cash Deficiency Amount"). Upon delivery of such statement by Purchaser to the Company, Purchaser shall provide the Company and its representatives with reasonable access during business hours to the books and records of the Operating Subsidiaries and their respective Subsidiaries in order to allow the Company and its representatives to verify the accuracy of the determination by Purchaser of the Closing Date Net Cash Amount.

                  (b) (i) In the event that the Company does not object to the determination by Purchaser of the Closing Date Net Cash Amount by written notice of objection (the "Notice of Objection") delivered to Purchaser within ten (10) Business Days after the Company's receipt of the statement referred to in Section 2.4(a), such Notice of Objection to describe in reasonable detail the Company's objections to the Closing Date Net Cash Amount, the Closing Date Net Cash Amount shall be deemed final and binding.

                  (ii) If the Company delivers a Notice of Objection to Purchaser, then any dispute shall be resolved as follows:

                           (x) the Company and Purchaser shall promptly endeavor
                  to agree upon the determination of the Closing Date Net Cash Amount. In the event that a written agreement determining the amount of the Closing Date Net Cash Amount has not been reached within five (5) Business Days after the date of receipt by Purchaser from the Company of the Notice of Objection, Purchaser's determination of the Closing Date Net Cash Amount, together with a description of any unresolved dispute, shall be submitted to the Miami, Florida office of BDO Seidman, LLP (the "Arbitrator");

                           (y) the Company and Purchaser shall use commercially
                  reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.4(b), along with a statement of reasons therefor, within thirty (30) calendar days after the submission of any dispute concerning the determination of the Closing Date Net Cash Amount to the Arbitrator. The decision of the Arbitrator shall be final and binding upon each party hereto and deemed to be an arbitral award which may be entered in any court having competent jurisdiction; and

                           (z) in the event the Company and Purchaser submit any
                  unresolved disputes to the Arbitrator for resolution pursuant to this Section 2.4(b)(ii), the Company and Purchaser shall each pay fifty percent (50%) of the fees and expenses of the Arbitrator.

                  (c) If the Estimated Net Cash Amount exceeds the Closing Date Net Cash Amount, then the Company shall be obligated to pay to Purchaser the Cash Deficiency Amount within three (3) Business Days after the determination of the Closing Date Net Cash Amount by wire transfer of immediately available funds to an account designated in writing by Purchaser. If the Closing Date Net Cash Amount exceeds the Estimated Net Cash Amount, then Purchaser shall be obligated to pay to the Company the Cash Excess Amount within three (3) Business Days after the determination of the Closing Date Net Cash Amount by wire transfer of immediately available funds to an account designated in writing by the Company.

         Section 2.5 Closing. The sale referred to in Section 2.1 (the "Closing") shall take place at 10:00 A.M. New York time at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York as soon as practicable after the last of the conditions set forth in Article VI is satisfied or waived, but in no event later than the fifth (5th) Business Day thereafter or at such other time and date as the parties hereto shall agree. Such date is herein referred to as the "Closing Date".

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Purchaser as follows:

         Section 3.1 Due Organization, Good Standing and Corporate Power. The Company is a limited liability company in the form of a "naamloze venootschap" duly organized, validly existing and in good standing under the laws of the Netherlands Antilles. Each Subsidiary of the Company is duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or formation. Each of the Company and each Subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing (where such concept is applicable) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has, prior to the date of this Agreement, made available to Purchaser complete and correct copies of the articles of incorporation of the Company (as amended from time to time, the "Company Articles") and the formation, organizational and other governing documents of each Subsidiary of the Company, each as in effect as of the date of this Agreement.

         Section 3.2 Authorization and Validity of this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby and by the Voting Agreement, have been duly authorized and approved by its Board of Directors and, except for the shareholder vote contemplated by Section 5.11, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and by the Voting Agreement. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

         Section 3.3 Capitalization. The authorized capital stock of Statia International consists of 30,000 Statia International Common Shares, of which 6,100 are issued and outstanding and none are held in the treasury of Statia International. The authorized capital stock of Statia Technology consists of 3,000 Statia Technology Common Shares, of which 1,220 are issued and outstanding and none are held in the treasury of Statia Technology. The authorized capital stock of Statia Marine consists of 5,000,000 Statia Marine Common Shares, of which 471,720 are issued and outstanding and none are held in the treasury of Statia Marine. The Shares constitute all of the issued and outstanding equity interests in the Operating Subsidiaries. All of the Shares are owned, of record and beneficially, by the Company, free and clear of any Liens. All of the issued and outstanding shares of the capital stock and other equity interests of each of the Operating Subsidiaries and each of their respective Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth on Schedule 3.3(a) of the Company Disclosure Letter, there are no outstanding or authorized options, warrants, rights, subscriptions, agreements, obligations, convertible or exchangeable securities, or other commitments or claims of any character, contingent or otherwise, relating to shares of capital stock or other equity interests of any Operating Subsidiary or any of their respective Subsidiaries or pursuant to which any Operating Subsidiary or any of their respective Subsidiaries is or may become obligated to issue shares of capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other equity interests of any Operating Subsidiary or any of their respective Subsidiaries. Except as set forth on
Schedule 3.3(b) of the Company Disclosure Letter, none of the Operating Subsidiaries or any of their respective Subsidiaries has authorized or outstanding bonds, debentures, notes or other indebtedness that entitle the holders to vote (or are convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with the shareholders of such Person on any matter. Except as set forth on Schedule 3.3(c) of the Company Disclosure Letter, all of the outstanding capital shares and other equity interests of each of the respective Subsidiaries of each Operating Subsidiary are owned, of record and beneficially, by such Operating Subsidiary or one or more of its Subsidiaries, free and clear of any Liens. Except as set forth on Schedule 3.3(d) of the Company Disclosure Letter or pursuant to applicable Law, there are no restrictions of any kind that prevent or restrict the payment of dividends by any Operating Subsidiary or any of their respective Subsidiaries. Except as set forth on Schedule 3.3(e) of the Company Disclosure Letter, none of the Operating Subsidiaries or any of their respective Subsidiaries owns, directly or indirectly, any shares of the capital stock or other equity, ownership or proprietary interest in any Person (other than any Subsidiary of any Operating Subsidiary).

         Section 3.4 Consents and Approvals; No Violations. Assuming (a) the filings required under the HSR Act are made and the applicable waiting periods thereunder have been terminated or have expired, and (b) the sale of the Shares by the Company pursuant to this Agreement has been approved and/or adopted by the shareholders of the Company, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not: (i) violate or conflict with any provision of the Company Articles or the comparable governing documents of any of its Subsidiaries; (ii) violate or conflict in any material respect with any statute, ordinance, rule, regulation, order or decree of any Governmental Entity applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (iii) except as set forth on Schedule 3.4(a) of the Company Disclosure Letter, require any material filing with, or material Permit, material consent or approval of, or the giving of any material notice to, any Governmental Entity or any other Person; or (iv) except as set forth on Schedule 3.4(b) of the Company Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, payment or acceleration under), result in the creation of any material Lien upon any of the properties or assets of any Operating Subsidiary or any of their respective Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit or any right that becomes effective upon the occurrence of a merger, amalgamation, scheme of arrangement, consolidation or change of control under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, Permit, Contract, arrangement, lease, franchise agreement or other obligation to which the Company or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound.

         Section 3.5 Company Reports and Financial Statements. Since December 31, 1999, the Company has filed all forms, reports, schedules, statements, registration statements and other documents with the Commission relating to periods commencing on or after such date required to be filed by it pursuant to the federal securities Laws and the Commission rules and regulations thereunder (such forms, reports, schedules, statements, registration statements and other documents being hereinafter referred to as the "Commission Filings") and, as of their respective dates, the Commission Filings complied in all material respects with all applicable requirements of the federal securities Laws and the Commission rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Purchaser true and complete copies of all portions of any Commission Filings not publicly available. As of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. All financial statements contained in the Commission Filings have been prepared in accordance with GAAP throughout the periods indicated and present fairly in all material respects the financial position, results of operations and changes in financial position of the Company as of the indicated dates and for the indicated periods (except, in the case of interim financial statements, for the absence of notes thereto and subject to normal year-end audit adjustments and accruals required to be made in the ordinary course of business which are not materially adverse and are consistent with past practices).

         Section 3.6 Absence of Certain Changes. Except as set forth on Schedule
3.6 of the Company Disclosure Letter or in the Completed Commission Filings, or as contemplated by this Agreement, since December 31, 2000 and prior to the date of this Agreement, (a) there has not occurred any event, change or development that has or would reasonably be expected to have a Company Material Adverse Effect, (b) the business of each Operating Subsidiary and each of their respective Subsidiaries has been conducted only in the ordinary course of business, (c) none of the Operating Subsidiaries or any of their respective Subsidiaries has increased the compensation of any officer or granted any general salary or benefits increase to their respective employees, other than in the ordinary course of business, (d) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to any class of shares or any repurchase, redemption or other acquisition by any Operating Subsidiary of any shares or other securities of such Operating Subsidiary, and
(e) there has been no change by any Operating Subsidiary or any of their respective Subsidiaries in their respective accounting principles, practices or methods.

         Section 3.7 Title to Properties; Encumbrances. Except as set forth on
Schedule 3.7 of the Company Disclosure Letter or in the Completed Commission Filings, one of the Operating Subsidiaries or one of their respective Subsidiaries has valid title to, or, in the case of leased properties and assets, valid leasehold interests in, (a) all of the material tangible and intangible properties and assets (real and personal) used in connection with the businesses of the Operating Subsidiaries and their respective Subsidiaries, including, without limitation, all of the properties and assets reflected in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2001 and previously supplied by the Company to Purchaser (the "Interim Balance Sheet"), except as indicated in the notes thereto and except for properties and assets reflected in the Interim Balance Sheet that have been sold or otherwise disposed of in the ordinary course of business after the date thereof, and (b) all of the tangible and intangible properties and assets purchased by the Operating Subsidiaries or any of their respective Subsidiaries since September 30, 2001, except for such properties and assets that have been sold or otherwise disposed of in the ordinary course of business; in each case subject to no material Liens, except for Liens reflected or reserved against in the Completed Commission Filings or the Interim Balance Sheet. The assets and properties owned or held pursuant to valid leases by any Operating Subsidiary or any of their respective Subsidiaries are all of the assets and properties needed by the Operating Subsidiaries and their respective Subsidiaries to operate the businesses of the Company and its Subsidiaries in all material respects as such businesses have been operated by the Company and its Subsidiaries during the twelve (12)-month period immediately preceding the date of this Agreement. The Company owns no assets other than the Shares and conducts no business other than the business incident to ownership of the Shares.

         Section 3.8 Compliance with Laws. (a) Except as set forth on Schedule
3.8 of the Company Disclosure Letter or in the Completed Commission Filings, the Operating Subsidiaries and their respective Subsidiaries are in material compliance with all material applicable federal, state, local and foreign Laws, orders, judgments and decrees.

                  (b) Except as set forth on Schedule 3.8 of the Company Disclosure Letter, the Operating Subsidiaries and their respective Subsidiaries hold all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (the "Permits") that are necessary for the operation of the business of the Operating Subsidiaries and/or their respective Subsidiaries as now conducted, and there has not occurred any default under any such Permit.

                  (c) To the knowledge of the Company, none of the Operating Subsidiaries or any of their respective Subsidiaries has made, or promised or authorized the making of, any payment of any money or anything of value, or the provision of any gift, to any foreign official, political party, candidate for office or any other Person for any purpose prohibited by any applicable Law.

         Section 3.9 Litigation. Except as set forth on Schedule 3.9 of the Company Disclosure Letter or in the Completed Commission Filings, on the date of this Agreement, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the knowledge of the Company, threatened, against or affecting any Operating Subsidiary or any of their respective Subsidiaries, or any of their respective properties or rights. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Except as set forth on Schedule 3.9 of the Company Disclosure Letter, none of the Operating Subsidiaries or any of their respective Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding.

         Section 3.10 Employee Benefit Plans. Each material employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit agreements or arrangements that are not employee benefit plans within the meaning of Section 3(3) of ERISA, including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements and vacation policies, maintained by any Operating Subsidiary or any of their respective Subsidiaries, or to which any Operating Subsidiary or any of their respective Subsidiaries contributes or with respect to which any Operating Subsidiary or any of their respective Subsidiaries may have any material liability (collectively, the "Employee Benefit Plans") is listed on Schedule
3.10 of the Company Disclosure Letter. Except as disclosed in the Completed Commission Filings or as set forth on Schedule 3.10 of the Company Disclosure
Letter: (a) each Employee Benefit Plan is in material compliance with any applicable Law and has been administered and operated in all material respects in accordance with its terms; (b) each Employee Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination letter or opinion letter; (c) (i) none of the Operating Subsidiaries or any of their respective Subsidiaries or any Person that was at any time after December 1, 1996 treated as a single employer together with any Operating Subsidiary or any of their respective Subsidiaries under section 414 of the Code has ever maintained, had an obligation to contribute to, or contributed to, or incurred any liability with respect to, a pension plan that is or was subject to Title IV of ERISA or Section 412 of the Code and (ii) none of the Operating Subsidiaries or any of their respective Subsidiaries or any Person that was at any time during the six (6)-year period immediately preceding the date of this Agreement treated as a single employer together with any Operating Subsidiary or any of their respective Subsidiaries under Section 414 of the Code has, within such six (6)-year period, had an obligation to contribute to, or contributed to, or incurred any unsatisfied liability with respect to, a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA that is or was subject to Title IV of ERISA; (d) none of the Operating Subsidiaries or any of their respective Subsidiaries, or, to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA or a material tax pursuant to Section 4975 of the Code; (e) no claims have been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied routine claims for benefits payable in the ordinary course) that would reasonably be expected to result in a material liability of any Operating Subsidiary or any of their respective Subsidiaries; (f) no Employee Benefit Plan provides medical, surgical, hospitalization or life insurance benefits (whether or not insured by a third party) for employees or former employees of any Operating Subsidiary or any of their respective Subsidiaries for periods extending beyond their terminations of employment, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or a similar state Law; and (g) the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee of any Operating Subsidiary or any of their respective Subsidiaries to severance pay or any other payment under any Employee Benefit Plan, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan, or (iii) increase the amount of compensation due any such employee, or result in any material breach or violation of, or default under, any Employee Benefit Plan.

         Section 3.11 Employment Relations and Agreements. (a) Except as set forth on Schedule 3.11(a) of the Company Disclosure Letter or in the Completed Commission Filings (i) each of the Operating Subsidiaries and each of their respective Subsidiaries is in material compliance with all federal, foreign, state or other applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) there is no labor strike, slowdown, stoppage or material dispute pending or, to the knowledge of the Company, threatened against or involving any Operating Subsidiary or any of their respective Subsidiaries; (iii) no representation question exists respecting the employees of any Operating Subsidiary or any of their respective Subsidiaries; (iv) no collective bargaining agreement is currently being negotiated by any Operating Subsidiary or any of their respective Subsidiaries and none of the Operating Subsidiaries or any of their respective Subsidiaries is or has been a party to a collective bargaining agreement; (v) none of the Operating Subsidiaries or any of their respective Subsidiaries is experiencing or has experienced any material labor difficulty during the last three (3) years; and (vi) no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is pending and no claim thereunder exists or, to the knowledge of the Company, is threatened with respect to the operations of the Operating Subsidiaries or any of their respective Subsidiaries.

                  (b) Except as set forth on Schedule 3.11(b) of the Company Disclosure Letter, there exist no employment, consulting, severance, indemnification or deferred compensation agreements between any Operating Subsidiary or any of their respective Subsidiaries and any director, officer or employee of any Operating Subsidiary or any of their respective Subsidiaries or any agreement that would give any director, officer or employee of any Operating Subsidiary or any of their respective Subsidiaries the right to receive any payment from any Operating Subsidiary or any of their respective Subsidiaries as a result of the transactions contemplated by this Agreement.

         Section 3.12 Taxes. Except as set forth on Schedule 3.12 of the Company Disclosure Letter:

                  (a) Tax Returns. Each Operating Subsidiary and each of their respective Subsidiaries have filed or caused to be filed, or shall file or cause to be filed on or prior to the Closing Date, all material returns, statements, forms and reports for Taxes (the "Returns") that are required to be filed by, or with respect to, the Operating Subsidiaries and their respective Subsidiaries on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of the Company or any of its Subsidiaries), and the information set forth on the Returns is true and correct in all material respects and contains all material information required to be reported thereon. "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

                  (b) Payment of Taxes. All material Taxes and material Tax liabilities of the Operating Subsidiaries and their respective Subsidiaries for all taxable years or periods that end on or prior to the Closing Date and, with respect to any taxable year or period beginning prior to and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date, have been paid or shall be paid in full on or prior to the Closing Date or accrued and adequately disclosed and fully provided for on the books and records of the Operating Subsidiaries and their respective Subsidiaries in accordance with GAAP.

                  (c) Tax Liens. There are no Liens for Taxes upon any property or assets of any of the Operating Subsidiaries or any of their respective Subsidiaries, except for Liens for Taxes not yet due or payable or Liens for Taxes being contested in good faith.

                  (d) Tax Audits. No Federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of any of the Operating Subsidiaries or any of their respective Subsidiaries, and no written notification of such proceedings has been received by the Company, any of the Operating Subsidiaries or any of their respective Subsidiaries.

                  (e) Statute of Limitations. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against any of the Operating Subsidiaries or any of their respective Subsidiaries.

                  (f) Tax Agreements. None of the Operating Subsidiaries or any of their respective Subsidiaries is a party to any material tax sharing, tax indemnity or other similar agreement or arrangement with any Person.

                  (g) Powers of Attorney. No power of attorney has been granted with respect to any matter relating to Taxes of any Operating Subsidiary or any of their respective Subsidiaries that is currently in force.

                  (h) Tax Deficiencies. No material deficiency or claim has been formally proposed, asserted or assessed by any Governmental Entity with regard to any Taxes of any Operating Subsidiary or any of their respective Subsidiaries or Tax Returns including or required to be filed by any Operating Subsidiary or any of their respective Subsidiaries for which Purchaser would be liable as a result of the transactions contemplated by this Agreement, which has not been resolved and paid in full.

                  (i) Consolidated, Combined or Unitary Tax Returns. None of the Operating Subsidiaries or any of their respective Subsidiaries has been included in a consolidated, combined, unitary or similar Tax Return that included the Company.

                  (j) No Joint or Several Liability. None of the Operating Subsidiaries or any of their respective Subsidiaries has any liability, either joint or several, for any Taxes owed by the Company.

         Section 3.13 Liabilities. As of the date of this Agreement, none of the Operating Subsidiaries or any of their respective Subsidiaries has outstanding any claims, liabilities or indebtedness, contingent or otherwise, of any kind whatsoever (whether accrued, absolute, contingent or otherwise, and whether or not required to be reflected in the financial statements of the Operating Subsidiaries and their respective Subsidiaries in accordance with GAAP), except
(a) as set forth on Schedule 3.13 of the Company Disclosure Letter, (b) as set forth in the Completed

Commission Filings or on the Interim Balance Sheet, and (c) other claims, liabilities or indebtedness that are not, individually or in the aggregate, material.

         Section 3.14 Intellectual Property. (a) Except as set forth in the Completed Commission Filings, one of the Operating Subsidiaries or one of their respective Subsidiaries owns or has a valid and enforceable right to use, free and clear of all material Liens, all material Intellectual Property necessary to operate their respective businesses in all material respects as such businesses have been operated during the twelve (12)-month period immediately preceding the date of this Agreement.

                  (b) Except as set forth in the Completed Commission Filings, neither the conduct of the businesses of the Operating Subsidiaries and their respective Subsidiaries nor the use of the Intellectual Property materially infringes, violates, misappropriates or misuses any Intellectual Property rights or any other proprietary right of any Person.

         Section 3.15 Proxy Materials. The proxy statement (the "Proxy Materials") prepared by the Company soliciting the proxies of the shareholders of the Company in favor of the proposals (the "Proposals") substantially in the form set forth on Annex B to be voted on at an extraordinary meeting of the shareholders of the Company (the "Shareholder Meeting"), together with all materials included therewith and any amendments or supplements thereto will not, at the time they are filed with the Commission or are first published, sent or, as the case may be, given, to shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied or to be supplied by Purchaser or any of its representatives in writing for inclusion in the foregoing documents. The Proxy Materials will comply in all material respects with the requirements of the Exchange Act.

         Section 3.16 Broker's or Finder's Fee. Other than Merrill Lynch & Co. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (the fees and expenses of each of whom shall be paid by the Company in accordance with the agreements of the Company with such firms, true and correct copies of which have been previously delivered to Purchaser by the Company), no agent, broker, investment bank, Person or firm acting on behalf of the Company is, or shall be, entitled to any commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto, or from any Affiliate of the parties hereto.

         Section 3.17 Certain Contracts and Arrangements. As of the date hereof, except as set forth on Schedule 3.17 of the Company Disclosure Letter, none of the Operating Subsidiaries or any of their respective Subsidiaries is a party to or bound by any contracts, agreements, instruments, licenses, commitments or understandings ("Contracts") of the following nature (collectively, the "Material Contracts"):

                  (a) storage and throughput Contracts;

                  (b) Contracts in respect of the sale or provision of products or services by the Company or any of its Subsidiaries involving, in each case, either (i) annualized consideration in excess of five hundred thousand dollars ($500,000) that are not cancelable without penalty upon ninety (90) days' notice or (ii) aggregate consideration in excess of two million dollars ($2,000,000);

                  (c) collective bargaining agreements, union agreements, employment agreements, "change of control agreements" with employees, severance agreements or consulting agreements;

                  (d) loan or credit agreements, indentures, guarantees (other than endorsements made for collection), mortgages, pledges, conditional sales or other title retention agreements, or equipment financing obligations, lease or lease-purchase agreements involving, in each case, borrowings, or capacity to borrow, in excess of one hundred thousand dollars ($100,000);

                  (e) leases or similar instruments regarding real property (other than storage and throughput Contracts);

                  (f) (i) Contracts relating to competitive activities that restrict any Operating Subsidiary or any of their respective Subsidiaries from competing in any line of business or with any Person in any geographical area, or that restrict any other Person from competing with any Operating Subsidiary or any of their respective Subsidiaries in any line of business or in any geographical area and
         (ii) Contracts that are material to the Operating Subsidiaries and their respective Subsidiaries, taken as a whole, and that restrict any Operating Subsidiary or any of their respective Subsidiaries from disclosing any information concerning or obtained from any other Person, or that restrict any other Person from disclosing any information concerning or obtained from any Operating Subsidiary or any of their respective Subsidiaries (other than Contracts entered into in the ordinary course of business);

                  (g) Contracts with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

                  (h) except for Contracts for the purchase of inventory to be used for product sales, other Contracts of a type not described in clauses (a) through (g) above that involve, in each case, receipts or expenditures of or by the Operating Subsidiaries and their respective Subsidiaries in excess of five hundred thousand dollars ($500,000); or

                  (i) offers or tenders outstanding and capable of being converted into an obligation of the Company described in clauses (a) through (h) above.

         Except as set forth on Schedule 3.17 of the Company Disclosure Letter, none of the Operating Subsidiaries or any of their respective Subsidiaries is in material breach or default under any Material Contract nor, to the knowledge of the Company, is any other party to any Material Contract in material breach or default thereunder. There is no condition that, with the passage of time or the giving of notice or both, would constitute a material breach or default by any Operating Subsidiary or any of their respective Subsidiaries under any Material Contract. Copies of all Material Contracts (or in the case of oral Material Contracts, descriptions of the terms thereof) have been delivered to Purchaser and such copies are true, complete and accurate and such descriptions are true, complete and accurate in all material respects and in each case include all amendments, supplements or modifications thereto, as at the date hereof. None of the Operating Subsidiaries or any of their respective Subsidiaries has received any written notice of cancellation of any Material Contract, and to the knowledge of the Company, no Person has threatened to cancel any Material Contract.

         Section 3.18 Environmental Laws and Regulations. Except as set forth on
Schedule 3.18 of the Company Disclosure Letter or in the Completed Commission Filings (a) each of the Operating Subsidiaries and each of their respective Subsidiaries is in material compliance with all applicable Environmental Laws, and have obtained, and are in material compliance with, all Permits required of them under applicable Environmental Laws; (b) there are no proceedings, investigations, actions or material claims by any Governmental Entity pending or, to the knowledge of the Company, threatened, against any Operating Subsidiary or any of their respective Subsidiaries under any Environmental Law;
(c) there is no material obligation, undertaking or liability arising out of or relating to Environmental Laws that any Operating Subsidiary or any of their respective Subsidiaries has agreed to or assumed, by Contract or otherwise, or has expressly retained by Contract; (d) to the knowledge of the Company, there are no existing or proposed requirements under Environmental Laws that would require any Operating Subsidiary or any of their respective Subsidiaries to incur any material expenses subsequent to the Closing to remain in compliance with Environmental Laws or to otherwise make capital improvements; and (e) there are no facts, circumstances or conditions relating to the past or present business or operations of any Operating Subsidiary or any of their respective Subsidiaries (including the disposal of any wastes, hazardous substances or other materials), or to any past or present Subsidiary Property, that would reasonably be expected to give rise to any proceeding or action or any material claim or liability under any Environmental Law.

         Section 3.19 Voting Requirements. At a meeting duly called and held at which at least one-half of the aggregate of the Company Common Shares and Company Subordinated Shares is present or represented by proxy and entitled to vote, the affirmative vote of holders of more than sixty-six and two-thirds percent (66-2/3%) of the Company Common Shares and Company Subordinated Shares, voting together as a single class, is the only vote required to approve and/or adopt the Proposals to approve this Agreement and dissolve the Company (each as more fully set forth on Annex B).

         Section 3.20 Insurance. Set forth on Schedule 3.20 of the Company Disclosure Letter is a list of all policies of fire, liability and other forms of insurance and all fidelity bonds held by or applicable to any Operating Subsidiary or any of their respective Subsidiaries at any time during the last three (3) years. Except as set forth on Schedule 3.20 of the Company Disclosure Letter, the insurance currently held by or applicable to each Operating Subsidiary and each of their respective Subsidiaries is in such amount and of such type and scope as is customary in the industry in which it is engaged and each of them has had in full force and effect at all appropriate times insurance of appropriate type, amount and scope. Except as set forth on Schedule 3.20 of the Company Disclosure Letter, there has been no change in the type of insurance coverage held by or applicable to any Operating Subsidiary or any of their respective Subsidiaries during the past three (3) years that has resulted in any period during which any of them failed to have appropriate insurance coverage. Excluding insurance policies that have expired and been replaced, no insurance policy of any Operating Subsidiary or any of their respective Subsidiaries has been canceled within the last three (3) years and no threat has been made to cancel any such insurance policy within such period.

         Section 3.21 Inventory. Except as set forth on Schedule 3.21 of the Company Disclosure Letter, the inventories owned by the Operating Subsidiaries or their respective Subsidiaries consist of a quality usable by the Operating Subsidiaries or their respective Subsidiaries in the ordinary course of business. There are no material shortages in the quantity of product of customers being held by any Operating Subsidiary or any of their respective Subsidiaries. There are no contaminations of product of customers being held by any Operating Subsidiary or any of their respective Subsidiaries for which any Operating Subsidiary or any of their respective Subsidiaries has any material liability.

         Section 3.22 Information Furnished. Except as set forth on Schedule
3.22 of the Company Disclosure Letter, the Company has made available to Purchaser or its attorneys, accountants or other representatives true and correct copies of all agreements and documents listed on the Company Disclosure Letter and all minute books and stock records of each of the Operating Subsidiaries and each of their respective Subsidiaries, and none of (a) this Agreement, (b) the Company Disclosure Letter or (c) the minute books and stock records of the Operating Subsidiaries and their respective Subsidiaries as of the date hereof and as of the Closing Date, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to the Company as follows:

         Section 4.1 Due Organization, Good Standing and Corporate Power. Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

         Section 4.2 Authorization and Validity of Agreement. Purchaser has the requisite partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by its general partner. No other partnership action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally, and general equitable principles.

         Section 4.3 Consents and Approvals; No Violations. Assuming (a) the filings required under the HSR Act are made and the applicable waiting periods thereunder have been terminated or have expired, and (b) the purchase of the Shares by Purchaser pursuant to this Agreement has been approved by the shareholders of the Company, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby do not: (i) violate or conflict with any provision of the limited partnership agreement of Purchaser; (ii) violate or conflict in any material respect with any statute, ordinance, rule, regulation, order or decree of any Governmental Entity applicable to Purchaser or by which any of its properties or assets may be bound; (iii) require any filing with, or Permit, material consent or approval of, or the giving of any material notice to, any Governmental Entity; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, payment or acceleration under), or result in the creation of any Lien upon any of the properties or assets of Purchaser under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit or any right that becomes effective upon the occurrence of a merger, amalgamation, scheme of arrangement, consolidation or change of control under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, franchise, Permit, Contract, arrangement, lease, franchise agreement or other obligation to which Purchaser or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets may be bound.

         Section 4.4 Proxy Materials. None of the information provided by Purchaser in writing for inclusion in the Proxy Materials, any materials included therewith or any amendments or supplements thereto, will, at the time such Proxy Materials, materials, amendments or supplements are filed with the Commission or are first published, sent or, as the case may be, given to the shareholders of the Company or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.5 Broker's or Finder's Fee. No agent, broker, investment bank, Person or firm acting on behalf of Purchaser is, or shall be, entitled to any commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto, or from any Affiliate of the parties hereto.

         Section 4.6 Funds. Purchaser has sufficient funds available to pay (a) the Closing Payment, (b) the Cash Excess Amount, if any, and (c) all obligations set forth on Schedule 4.6 of the Company Disclosure Letter, which will, as a result of the consummation of the transactions contemplated hereby, become due in respect of any indebtedness of the Operating Subsidiaries or any of their respective Subsidiaries for money borrowed.

         Section 4.7 Litigation. On the date of this Agreement, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any

Governmental Entity pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser or any of its respective Subsidiaries, or any of their respective properties or rights that has, or would reasonably be expected to have, a Purchaser Material Adverse Effect. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Purchaser, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Neither Purchaser nor any of its Affiliates is subject to any judgment, order or decree entered in any lawsuit or proceeding that has or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.


         Section 4.8 No Knowledge of Adverse Change. To the actual knowledge of Edward D. Doherty, Fred Johnson, Ron Rushton, Alan Barclay or Jim Tidmore, after reasonable investigation but without giving effect to constructive knowledge, there exists no fact, event or condition that resulted from or was caused by any dealing Purchaser or any of its Affiliates has had with any Company Business Party that, as a result of the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, will have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.


                                    ARTICLE V

                       TRANSACTIONS PRIOR TO CLOSING DATE

         Section 5.1 Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending on the earlier of (a) the Closing Date and (b) the date on which this Agreement is terminated pursuant to Section 6.3, the Company shall cause each of its Subsidiaries to, upon reasonable notice, afford Purchaser and its employees, counsel, accountants, consultants and other authorized representatives, access during normal business hours to the officers, directors, employees, accountants, properties, books and records of such Subsidiaries. The Company shall furnish promptly to Purchaser all information concerning its Subsidiaries' business, properties and personnel as Purchaser may reasonably request.

         Section 5.2 Confidentiality. (a) Information obtained by Purchaser and its counsel, accountants, consultants and other authorized representatives pursuant to Section 5.1 shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Kaneb Pipe Line Company LLC, dated July 27, 2001 (the "Confidentiality Agreement"). The Confidentiality Agreement shall terminate as of the Closing.

                  (b) The Company recognizes and acknowledges that it has had and will have access to certain confidential information concerning Purchaser and its business that is the valuable, special and unique property of Purchaser. The Company agrees that, during the term of this Agreement and for a period of three (3) years following the Closing Date or any termination of this Agreement, it will not disclose, and it will use its commercially reasonable efforts to prevent disclosure by any Affiliate or authorized representative of the Company of, any such confidential information to any Person, except to authorized representatives of Purchaser in connection with the fulfillment of the Company's obligations under this Agreement or as required by applicable Law or Order. The Company agrees that money damages would not be a sufficient remedy for any breach of its obligations under this Section 5.2(b) and that, in addition to all other remedies, Purchaser or any of its Affiliates shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and the Company agrees to waive, and to use its commercially reasonable efforts to cause each of its Affiliates and representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

                  (c) The Company recognizes and acknowledges that it has certain confidential information concerning the Operating Subsidiaries and their respective Subsidiaries and their respective businesses that is, after the Closing, the valuable, special and unique property of Purchaser. The Company agrees that, for a period of three (3) years following the Closing Date, it will not disclose, and it will use its commercially reasonable efforts to prevent disclosure by any Affiliate or authorized representative of the Company of, any such confidential information to any Person, except to authorized representatives of Purchaser in connection with the fulfillment of the Company's obligations under this Agreement or as required by applicable Law or Order. The Company agrees that money damages would not be a sufficient remedy for any breach of its obligations under this Section 5.2(c) and that, in addition to all other remedies, Purchaser or any of its Affiliates shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and the Company agrees to waive, and to use its commercially reasonable efforts to cause each of its Affiliates and representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

         Section 5.3 Conduct of Business Pending the Closing Date. The Company agrees that, except as set forth on Schedule 5.3 of the Company Disclosure Letter or unless expressly permitted or required by this Agreement or otherwise consented to in writing by Purchaser (which consent (i) shall not be unreasonably withheld, conditioned or delayed and (ii) in the case of Section 5.3(b)(xv), shall only be required of Mr. Edward D. Doherty which consent, in the case of storage and throughput Contracts, shall be deemed given if not received or affirmatively refused within twenty-four (24) hours after receipt by Mr. Doherty of the request therefor), during the period commencing on the date hereof and ending at the earlier of (x) the Closing and (y) any termination of this Agreement pursuant to Section 6.3:

                  (a) it shall cause each of its Subsidiaries to conduct such Subsidiary's operations only in accordance with the ordinary course of business of such Subsidiary, use such Subsidiary's commercially reasonable efforts to preserve intact, in all material respects, such Subsidiary's business organization, keep available, in all material respects, the services of such Subsidiary's officers and employees and maintain, in all material respects, satisfactory relationships with licensors, suppliers, distributors, clients, customers and others having significant business relationships with such Subsidiary; and

                  (b) it shall cause each of its Subsidiaries not to:

                           (i) take any action to make any change in or
                  amendment to such Subsidiary's articles of incorporation (or comparable governing documents);

                           (ii) issue or sell, or authorize to issue or sell,
                  any of such Subsidiary's share capital or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any of such Subsidiary's share capital or any other securities, or make any other changes in such Subsidiary's capital structure;

                           (iii) sell, pledge or dispose of or agree to sell,
                  pledge or dispose of any shares or other equity interest owned by such Subsidiary's in any other Person;

                           (iv) declare, pay or set aside any dividend or other
                  distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of such Subsidiary's share capital or such Subsidiary's other securities (other than (x) distributions to any other Subsidiary of the Company or (y) distributions to the Company to the extent necessary to make the distributions required by the Company Articles);

                           (v) enter into any contract or commitment with
                  respect to capital expenditures with a value in excess of, or requiring expenditures in excess of, one million dollars ($1,000,000), individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures in excess of, two million dollars ($2,000,000), in the aggregate, other than inventory purchased in the ordinary course of business;

                           (vi) acquire, by amalgamating, merging or
                  consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any Person or otherwise acquire any assets of any Person (other than the purchase of assets in the ordinary course of business);

                           (vii) except to the extent required by applicable Law
                  or under existing employee or director benefit plans, Contracts, arrangements or collective bargaining Contracts in effect on the date of this Agreement, increase the compensation or fringe benefits of any of such Subsidiary's directors, officers or employees, or grant any bonus or severance or termination pay not currently required to be paid under existing severance plans, or enter into any employment, consulting or severance Contract or arrangement with any of such Subsidiary's present or former directors, officers or other employees, or establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of such Subsidiary's directors, officers or employees; provided, that, without the prior consent of Purchaser, (A) the Operating Subsidiaries and their respective Subsidiaries may increase the aggregate annualized compensation paid to all of the employees of the Operating Subsidiaries and their respective Subsidiaries (other than employees who have an employment Contract with any Operating Subsidiary or any of their respective

                  Subsidiaries or employees who are covered by any collective bargaining Contract) by an amount not to exceed four percent (4%) of the aggregate annualized compensation as of the date hereof payable to such employees, and (B) such Subsidiaries may, with respect to any employee of any Operating Subsidiary or any of their respective Subsidiaries having an employment Contract, (1) set the bonus target for such employee at an amount not in excess of seventy-five percent (75%) of such employee's base pay, (2) set the bonus target EBITDA for the Operating Subsidiaries and their respective Subsidiaries for fiscal year 2002 for the purpose of determining the incentive thresholds applicable to such Contract at an amount not lower than forty-two million seven hundred thousand dollars ($42,700,000) and (3) set the annual compensation increase for such employee at an amount not in excess of the minimum required by such employee's employment Contract;

                           (viii) transfer, lease, license, guarantee, sell,
                  mortgage, pledge, dispose of, subject to any Lien, (other than Liens arising by operation of Law in the ordinary course of business including, without limitation, mechanics' or materialmens' Liens and maritime Liens, that are not, individually or in the aggregate, material) or otherwise encumber any material assets, or incur or modify any indebtedness or other material liability, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person (other than any other Subsidiary of the Company) or make any loan or other extension of credit;

                           (ix) make or rescind any material Tax election;

                           (x) except as required by applicable Law or GAAP,
                  make any material change in its method of accounting;

                           (xi) adopt or enter into a plan of complete or
                  partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                           (xii) (x) incur any indebtedness for borrowed money
                  or guarantee any such indebtedness of another Person, other than indebtedness owing to or guarantees of indebtedness owing to any other Subsidiary of the Company, or (y) make any loans or advances to any other Person, other than to any other Subsidiary of the Company, except, in the case of clause (x), for borrowings under existing credit facilities described in the Completed Commission Filings in the ordinary course of business for working capital purposes;

                           (xiii) accelerate the payment, right to payment or
                  vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

                           (xiv) pay, discharge or satisfy any claims,
                  liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (x) of any such claims, liabilities or obligations in the ordinary course of business or (y) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Completed Commission Filings;

                           (xv) enter into, materially modify, amend or
                  terminate any Material Contract (other than any storage and throughput Contract that both (x) has a duration (immediately before terminating such Material Contract or immediately after entering into, modifying or, as the case may be, amending such Material Contract) of less than ninety (90) days and (y) involves even payment obligations throughout the term of such Contract);

                           (xvi) other than routine employee terminations for
                  cause or in the ordinary course of business or as disclosed in the Completed Commission Filings, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of any of such Subsidiary's employees; or

                           (xvii) enter into any Tax agreement or similar
                  agreement with the Island Territory of Sint Eustatius or the Land Territory of the Netherlands Antilles; or

                           (xviii) agree, in writing or otherwise, to take any
                  of the foregoing actions.

         Section 5.4 Commercially Reasonable Efforts. Subject to the terms and conditions provided herein, the Company and Purchaser shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby including, without limitation, the satisfaction of the conditions set forth in Article VI and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, consents and approvals of Governmental Entities and parties to Contracts with any Operating Subsidiary or any of their respective Subsidiaries as are required to fulfill the conditions set forth in Article VI.

         Section 5.5 No Solicitation of Other Offers. (a) The Company shall, and shall use its commercially reasonable efforts to cause its Affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents immediately to, cease any discussions or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. The Company shall not take, and shall use its commercially reasonable efforts to cause its Affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents not to take, any action (i) to encourage knowingly, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition

Proposal, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Purchaser) in connection with any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement (other than waivers or releases in the ordinary course of business) entered into by the Company or any of its Affiliates or representatives; provided, that the Company, in response to an unsolicited Acquisition Proposal that did not result from a breach of this
Section 5.5(a) and otherwise in compliance with its obligations under Section 5.5(c), may participate in discussions with, request clarifications from, or furnish information to, any Person (other than Purchaser) that makes an unsolicited Acquisition Proposal if (x) such action is taken subject to a confidentiality agreement with terms not more favorable to such Person than the terms of the Confidentiality Agreement (as in effect on the date hereof), (y) the Board of Directors of the Company reasonably determines in good faith that such Acquisition Proposal is, or could reasonably likely lead to, a Superior Proposal and (z) the Board of Directors of the Company reasonably determines in good faith, after receiving advice from Netherlands Antilles counsel to the Company, that it is necessary to take such actions in order to comply with the fiduciary duties of the Board of Directors under applicable Law.

                  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Purchaser, the approval, adoption or, as the case may be, recommendation of (x) this Agreement and the transactions contemplated hereby, or (y) the approval by the shareholders of the Company of the Proposals, or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; provided, that the Company may recommend to its shareholders an Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated by this Agreement if (x) the Company has complied with its obligations under Sections 5.5(a) and (c), (y) the Acquisition Proposal is a Superior Proposal and (z) the Board of Directors of the Company has determined, in good faith, after receiving advice from Netherlands Antilles counsel to the Company, that it is necessary to take such action in order to comply with the fiduciary duties of the Board of Directors of the Company under applicable Law. Nothing in this Section 5.5 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the shareholders of the Company a position with respect to an Acquisition Proposal by a third party to the extent required under Rule 14e-2 of the Exchange Act.

                  "Acquisition Proposal" shall mean (i) any inquiry, proposal or offer (including, without limitation, any proposal to shareholders of the Company) from any Person or group relating to any direct or indirect acquisition or purchase of (x) any class of equity securities of the Company or any of its Subsidiaries or (y) five percent (5%) or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning any class of equity securities of the Company or any of its Subsidiaries, (iii) any amalgamation, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement or that could reasonably be expected to dilute materially the benefits to Purchaser of the transactions contemplated hereby.

                  "Superior Proposal" shall mean a bona fide written Acquisition Proposal made by a third party to acquire either all of the Company Shares or the Shares or substantially all of the combined assets of the Operating Subsidiaries and their respective Subsidiaries, in either case pursuant to a tender offer, an amalgamation, a merger or a sale (i) on terms that the Board of Directors of the Company (after consultation with an independent, nationally recognized investment bank) reasonably determines in good faith to be more favorable, from a financial point of view, to the Company and its shareholders (in their capacity as such) than the transactions contemplated hereby, and (ii) that is reasonably capable of being consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of such proposal and the identity of the Person making such proposal).

                  (c) In addition to the obligations of the Company set forth in paragraph (a) above, promptly after receipt or occurrence thereof, the Company shall advise Purchaser of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall, promptly after receipt thereof, provide to Purchaser copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place.

         Section 5.6 Notification of Certain Matters. Purchaser and the Company shall promptly notify each other of the occurrence or non-occurrence of any fact or event that has caused or could reasonably be expected to cause (a) any representation or warranty made by it in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, or (b) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it in any material respect; provided, however, that no such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder.

         Section 5.7 Antitrust. (a) Each party hereto shall promptly take all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including but not limited to filing with the appropriate Antitrust Authorities, no later than the fifth (5th) Business Day following the date hereof, a Notification and Report Form with respect to the transactions contemplated by this Agreement, complying at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority, and cooperating, as permitted by Law, with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

                  (b) Each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, "commercially reasonable efforts" shall include:

                           (i) in the case of each of Purchaser and the Company,
                  if Purchaser or the Company receives a formal request for additional information or documentary material from an Antitrust Authority, substantially complying with such formal request within a reasonable period of time following the date of its receipt thereof;

                           (ii) in the case of the Company only, subject to the
                  compliance by Purchaser with this Section 5.7, not frustrating or impeding strategy or negotiating positions of Purchaser with any Antitrust Authority; and

                           (iii) in the case of each of Purchaser and the
                  Company, using all commercially reasonable efforts to (x) defend against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; (y) seek to prevent the entry or imposition of any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition by any Governmental Entity; and (z) appeal and seek to have vacated or reversed as promptly as possible any such injunction, order, stay or other restraint or prohibition that is not yet final and nonappealable.

The parties agree that, notwithstanding the foregoing, Purchaser shall not be obligated by this Agreement to hold separate, divest, license or cause a third party to purchase assets and/or businesses of any Operating Subsidiary or any of their respective Subsidiaries or of Purchaser or any of its Affiliates.

                  (c) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby.

         Section 5.8 Employee Benefits. (a) During the period commencing at the Closing and ending on the first anniversary thereof, Purchaser shall cause the current and former employees of the Operating Subsidiaries and their respective Subsidiaries who are, on the Closing Date, entitled to receive compensation or any benefits from any Operating Subsidiary or any of their respective Subsidiaries to be provided with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance of securities of any Operating Subsidiary, Purchaser or any of their respective Subsidiaries) that in the aggregate are not materially less favorable than those currently provided to such employees by the Operating Subsidiaries and their respective Subsidiaries. The provisions of this Section 5.8(a) shall not create in any current or former employee of any Operating Subsidiary or any of their respective Subsidiaries any rights to employment or continued employment with Purchaser or any Operating Subsidiary or any of their respective Subsidiaries or Affiliates or any right to specific terms or conditions of employment.

                  (b) The parties hereto agree that, upon the Closing, a "change in control", "change of control" or "consolidation" as applicable, shall be deemed to have occurred in respect of each of the employment agreements, change in control agreements and severance agreements and other employee benefit plans and agreements set forth on Schedule 5.8(b) of the Company Disclosure Letter (collectively, the "Severance Protection Plans"). This Section 5.8(b) shall not affect any terms of, or otherwise imply that the Closing or any other termination shall not constitute a "change in control" or "change of control" under, any employment agreement, change in control agreement, severance agreement or other employee benefit plan or agreement that is not listed on such
Schedule 5.8(b).

                  (c) From and after the Closing, Purchaser shall cause the Operating Subsidiaries and their respective Subsidiaries to (i) pay and perform the respective obligations of the Operating Subsidiaries and their respective Subsidiaries under the Severance Protection Plans and (ii) take such action as may be necessary to pay promptly any severance payments or other amounts from time to time due thereunder.

                  (d) Notwithstanding the foregoing provisions of this Section 5.8, no employee of any Operating Subsidiary or any of their Subsidiaries shall have any continued right to employment with any Operating Subsidiary or any Subsidiary of any Operating Subsidiary following the Closing, except as provided in writing by Purchaser; provided, that nothing in this Section 5.8(d) shall affect the rights of any employee pursuant to any employment Contract.

         Section 5.9 Directors' and Officers' Insurance and Indemnification. (a) The provisions with respect to indemnification and exculpation from liability set forth in the respective organizational documents of the Subsidiaries of the Company as in effect on the date of this Agreement shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing Date were directors or officers of the Subsidiaries of the Company, unless such modification is required by Law.

                  (b) For a period of six (6) years following the Closing, Purchaser shall cause the Operating Subsidiaries to either (i) maintain in effect the current directors' and officers' liability insurance of the Company covering (x) those Persons who are currently covered as directors or officers of any Subsidiary of the Company on the date of this Agreement by the directors' and officers' liability insurance policy of the Company (a copy of which has been heretofore delivered to Purchaser) (the "Subsidiary Indemnified Parties") and (y) those Persons who are currently covered as directors or officers of the Company on the date of this Agreement by the directors' and officers' liability insurance policy of the Company (the "Company Indemnified Parties"); provided, however, that in no event shall Purchaser be required to expend, on an annualized basis, an amount in excess of two hundred percent (200%) of the annualized premiums currently paid by the Company for such insurance, which the Company represents to be two hundred and five thousand ($205,000) for the twelve
(12) month period ending on March 31, 2002; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Purchaser shall cause the Operating Subsidiaries to obtain a policy or, as the case may be, policies, with the greatest coverage available for a cost not exceeding such amount; and provided, further, that Purchaser may substitute or, as the case may be, cause to be substituted for such policies other policies with at least the same coverage containing terms and conditions that are no less advantageous, and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing, or (ii) cause directors' and officers' liability insurance of Purchaser then in effect to cover the Company Indemnified Parties and the Subsidiary Indemnified Parties with respect to those matters covered by the directors' and officers' liability insurance policy of the Company so long as the terms thereof are no less advantageous to the Company Indemnified Parties and the Subsidiary Indemnified Parties than the current directors' and officers' liability insurance of the Company covering the Company Indemnified Parties and the Subsidiary Indemnified Parties.

                  (c) The Operating Subsidiaries shall and, if, at any time after the Closing, any Operating Subsidiary or any of their respective Subsidiaries shall be liquidated, dissolved or wound up, Purchaser, or a Person designated by Purchaser that has a net worth at least equal to that of the liquidated, dissolved or, as the case may be, wound up, Operating Subsidiary at the time of such liquidation, dissolution or, as the case may be, winding up (the "Substitute Party"), shall indemnify all Subsidiary Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions prior to the Closing arising out of such individuals' services as officers, directors, employees or agents of any Subsidiary of the Company or as trustees or fiduciaries of any plan for the benefit of employees of any Subsidiary of the Company including, without limitation, the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Subsidiary Indemnified Party is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter occurring prior to and including the time of the Closing, including, without limitation, the transactions contemplated by this Agreement, the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, shall pay, as incurred, the reasonable legal and other expenses of such Subsidiary Indemnified Party (including the cost of any investigation and preparation) incurred in connection therewith. Subject to
Section 5.9(d) below, the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Subsidiary Indemnified Party in enforcing this Section 5.9 or any action involving a Subsidiary Indemnified Party resulting from the transactions contemplated by this Agreement.

                  (d) Any Subsidiary Indemnified Party wishing to claim indemnification under Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, thereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, shall have the right, from and after the Closing, to assume the defense thereof (with counsel engaged by the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, to be reasonably acceptable to the relevant Subsidiary Indemnified Party), and none of the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, shall be liable to such Subsidiary Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Subsidiary Indemnified Party in connection with the defense thereof, (ii) such Subsidiary Indemnified Party shall cooperate in the defense of any such matter, and (iii) none of the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party, shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that none of the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party shall have any obligation hereunder to any Subsidiary Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Subsidiary Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. None of the Operating Subsidiaries, Purchaser or, as the case may be, the Substitute Party shall enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Subsidiary Indemnified Party a release from all liability in respect of such matter.

                  (e) Notwithstanding any other provisions hereof, the obligations of Purchaser, the Operating Subsidiaries and the Substitute Party contained in this Section 5.9 shall be binding upon their respective successors and assigns. In the event Purchaser, any Operating Subsidiary, the Substitute Party or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser honor the indemnification obligations set forth in this Section 5.9.

                  (f) The obligations of Purchaser, the Operating Subsidiaries and the Substitute Party and their respective Subsidiaries under this Section
5.9 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Company Indemnified Party or any Subsidiary Indemnified Party to whom this Section 5.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Company Indemnified Parties and Subsidiary Indemnified Parties to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section).

         Section 5.10 Public Announcements. Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, or without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or by any listing agreement with a national securities exchange or automated quotation system to which Purchaser or any Affiliate of Purchaser or, as the case may be, the Company is a party, if it has used all commercially reasonable efforts to consult with the other party and to obtain the consent of such party, but has been unable to do so in a timely manner.

         Section 5.11 Shareholder Approval. As soon as reasonably practicable after the date of this Agreement, the Company shall (a) duly call, give notice of, convene and hold the Shareholder Meeting, including adjourning or recalling the same if necessary to obtain a quorum, (b) make all filings with all Governmental Entities necessary in connection therewith (including filing the Proxy Materials with the Commission), (c) subject to the rights of the Board of Directors of the Company pursuant to Section 5.5(b), provide the Proxy Materials to the shareholders of the Company and, if so requested by Purchaser, retain the services of a proxy solicitation firm and/or an information agent (selected by the Company) to assist in obtaining proxies for approval and adoption of the Proposals at the Shareholder Meeting, and (d) subject to the rights of the Board of Directors of the Company pursuant to
Section 5.5(b), use all commercially reasonable efforts to obtain approval of all of the Proposals by the requisite vote of the shareholders of the Company.

         Section 5.12 Section 338 Election. Notwithstanding anything to the contrary contained in this Agreement, if Purchaser or any Affiliate of Purchaser acquires or becomes the owner, for U.S. federal income tax purposes, of any Company Shares (other than Company Shares held by Holdings) at any time that Holdings is the owner, for U.S. federal income tax purposes, of any Company Shares, neither Purchaser nor any Affiliate of Purchaser shall make, or permit to be made, an election under Section 338 of the Code with respect to such Company Shares or with respect to any of the transactions contemplated by this Agreement, unless the Company provides prior express written consent to any such election.

         Section 5.13 Repayment of Indebtedness. At or prior to the Closing, Purchaser shall, in a manner satisfactory to the Company (which consent shall not be unreasonably withheld, conditioned or delayed), either (a) discharge in full the indebtedness under the Transamerica Loan, (b) obtain a release for the Company of its obligations as guarantor of the Transamerica Loan or (c) agree to indemnify the Company for its obligations as guarantor of the Transamerica Loan.

         Section 5.14 Transfer Taxes. All stamp, documentary, transfer or similar Taxes ("Transfer Taxes") resulting directly from the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by the Company. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, provided that New York State stock transfer tax stamps shall be affixed to the Shares transferred at the Closing. The Company and Purchaser hereby agree to cooperate with each other prior to the Closing to allow the relevant party to satisfy its obligations under the immediately preceding sentence.

         Section 5.15 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or oral, between the Company (or any Subsidiary or Affiliate of the Company), on the one hand, and any Subsidiary of the Company, on the other, shall be terminated by the Company and such Subsidiaries as of the Closing Date.

         Section 5.16 Refunds of Taxes for Pre-Closing Periods. In the event that the Company receives, after the Closing Date, but prior to any liquidation of the Company, a refund of Taxes paid by any Subsidiary of the Company, the Company shall promptly remit such refund to Purchaser.


         Section 5.17 Resignation of Directors. Unless otherwise requested in writing by Purchaser on or prior to December 15, 2001, at or prior to the Closing, the Company shall either (a) cause each director of each Subsidiary of the Company to deliver to Purchaser his or her resignation as a director of such Subsidiary or (ii) remove each director of each Subsidiary of the Company from his or her position as a director of such Subsidiary.


                                   ARTICLE VI

               CONDITIONS TO CLOSING; TERMINATION AND ABANDONMENT

         Section 6.1 Conditions to Purchaser's Obligations. The purchase of the Shares by Purchaser on the Closing Date is conditioned upon the satisfaction or waiver by Purchaser, at or prior to the Closing, of the following conditions:

                  (a) Statutes, Orders; No Injunction. (i) There shall not be in effect any Order by any Governmental Entity of competent jurisdiction and no Law shall have been promulgated or enacted by any Governmental Entity of competent jurisdiction that (A) restrains or prohibits the consummation of the transactions contemplated by this Agreement, (B) prohibits or restricts the ownership or operation by the Operating Subsidiaries or their respective Subsidiaries or by Purchaser of any material portion of the business or assets of the Operating Subsidiaries and their respective Subsidiaries, taken as a whole, or that would substantially deprive the Operating Subsidiaries or their respective Subsidiaries or Purchaser of the benefit of ownership of the business or assets of the Operating Subsidiaries and their respective Subsidiaries, taken as a whole, or compels Purchaser (or any of its Affiliates or Subsidiaries) to dispose of or hold separate any material portion of the business or assets of the Operating Subsidiaries and their respective Subsidiaries, taken as a whole,
(C) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights to vote the Shares on all matters properly presented to the shareholders of the respective Operating Subsidiary, or (D) imposes any material limitations on the ability of the Operating Subsidiaries or their respective Subsidiaries or Purchaser to control effectively in any material respect the business and operations of the Operating Subsidiaries and their respective Subsidiaries, taken as a whole, and (ii) there shall not be pending any action by any Governmental Entity seeking to restrain or prohibit the making or consummation of the transactions contemplated by this Agreement or to impose any other restriction, prohibition or limitation referred to in the foregoing clause (i);

                  (b) Truth of Representations and Warranties. The representations and warranties of the Company in this Agreement (without giving effect to any materiality qualification set forth in such representation or warranty, other than the materiality qualifications set forth in Sections 3.6(a), 3.15 and 3.22 and the first and third sentences of Section 3.5) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of such date (other than representations and warranties that, by their terms, address matters only as of another specified date, which shall be true and correct only as of such other specified date), other than any such failures to be true and correct that, in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect; provided, that unless the Company has, not later than December 15, 2001, delivered to Purchaser a copy of the shareregister of each Subsidiary of the Company that is organized under the laws of the Netherlands Antilles, in each case certified by the requisite number of the members of the board of directors of such Subsidiary and showing the information thereon with respect to such Subsidiary to be as represented in

Section 3.3, the representations and warranties set forth in Section 3.3 shall be true and correct in all respects. For the avoidance of doubt, the parties acknowledge that it is their intention that, for purposes of determining whether the condition set forth in the first sentence of this Section 6.1(b) has been satisfied, all materiality qualifications set forth in the representations and warranties of the Company in this Agreement (other than those set forth in Sections 3.6(a), 3.15 and 3.22 and the first and third sentences of Section 3.5) shall be deemed to be deleted from such representations and warranties and the truth and correctness of such representations and warranties shall be determined as if such materiality qualifications did not exist;

                  (c) Performance of Covenants. The Company shall have performed in all material respects its obligations and complied in all material respects with the agreements and covenants of the Company to be performed or complied with by it under this Agreement;

                  (d) No Company Material Adverse Effect. Since the date of this Agreement, there shall have occurred no event, nor shall there exist any fact or circumstance, that, individually or in the aggregate, has, or would reasonably be expected to have, a Company Material Adverse Effect;

                  (e) Board Recommendation. Neither the Board of Directors of the Company nor any committee thereof shall have withdrawn, modified or amended, in a manner adverse to Purchaser, the approval, adoption or recommendation, as the case may be, of this Agreement or the transactions contemplated hereby, or shall have approved or recommended, any Acquisition Proposal;

                  (f) Shareholder Approval. (i) Each of the Proposals (each as more fully set forth on Annex B) shall have been approved and adopted by the holders of more than sixty-six and two-thirds percent (66-2/3%) of the Company Common Shares and Company Subordinated Shares, voting together as a single class, that are present or represented by proxy and voting at a meeting at which holders of at least one-half of the issued and outstanding Company Common Shares and Company Subordinated Shares, counted as a single class, are present or represented by proxy, and (ii) the Proposal with respect to the amendment of the Company Articles (as more fully set forth on Annex B) shall have been approved and adopted by the holders of more than sixty-six and two-thirds percent (66-2/3%) of the Company Common Shares, voting as a separate class, that are present or represented by proxy and voting at a meeting at which holders of least one-half of the issued and outstanding Company Common Shares are present or represented by proxy; and

                  (g) HSR Act Waiting Periods. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

         Section 6.2 Conditions to the Company's Obligations. The sale of the Shares by the Company on the Closing Date is conditioned upon the satisfaction or waiver by the Company, at or prior to the Closing, of the following conditions:

                  (a) Statutes, Orders; No Injunction. There shall not be in effect any Order by any Governmental Entity of competent jurisdiction and no Law shall have been promulgated or enacted by a Governmental Entity of competent jurisdiction that restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall not be pending any action by a Governmental Entity seeking to restrain or prohibit the making or consummation of the transactions contemplated by this Agreement;

                  (b) Truth of Representations and Warranties. The representations and warranties of Purchaser in this Agreement (without giving effect to any materiality qualification set forth in any such representation or warranty, other than the materiality qualification set forth in Section 4.4) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of such date (other than representations and warranties that, by their terms, address matters only as of another specified date, which shall be true and correct only as of such other specified date), other than any such failures to be true and correct that, in the aggregate, do not have, or would not reasonably be expected to have, a Purchaser Material Adverse Effect. For the avoidance of doubt, the parties acknowledge that it is their intention that, for purposes of determining whether the condition set forth in the first sentence of this Section 6.2(b) has been satisfied, all materiality qualifications set forth in the representations and warranties of Purchaser in this Agreement (other than those set forth in Section 4.4) shall be deemed to be deleted from such representations and warranties and the truth and correctness of such representations and warranties shall be determined as if such materiality qualifications did not exist;

                  (c) Performance of Covenants. Purchaser shall have performed in all material respects its obligations and complied in all material respects with the agreements and covenants of Purchaser to be performed or complied with by it under this Agreement;

                  (d) Shareholder Approval. (i) Each of the Proposals (each as more fully set forth on Annex B) shall have been approved and adopted by the holders of more than sixty-six and two-thirds percent (66-2/3%) of the Company Common Shares and Company Subordinated Shares, voting together as a single class, that are present or represented by proxy and voting at a meeting at which holders of at least one-half of the issued and outstanding Company Common Shares and Company Subordinated Shares, counted as a single class, are present or represented by proxy, and (ii) the Proposal with respect to the amendment of the Company Articles (as more fully set forth on Annex B) shall have been approved and adopted by the holders of more than sixty-six and two-thirds percent (66-2/3%) of the Company Common Shares, voting as a separate class, that are present or represented by proxy and voting at a meeting at which holders of at least one-half of the issued and outstanding Company Common Shares are present or represented by proxy; and

                  (e) HSR Act Waiting Periods. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

         Section 6.3 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                  (a) by mutual consent of the Company and Purchaser;

                  (b) by either Purchaser, on the one hand, or the Company, on the other hand:

                           (i) if any court of competent jurisdiction or any
                  Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the sale of the Shares pursuant to this Agreement, and such order, decree or ruling or other action shall have become final and nonappealable;

                           (ii) if at the Shareholder Meeting, or any
                  adjournment or recall thereof, the shareholders of the Company shall not have approved the Proposals; or

                           (iii) at any time after April 30, 2002 if the Closing
                  shall not have occurred by such date other than as a result of
                  (x) a breach of this Agreement by Purchaser, if Purchaser is the party attempting to terminate this Agreement or (y) a breach of this Agreement by the Company or a breach by Holdings of its obligations under the Voting Agreement, if the Company is the party attempting to terminate this Agreement;

                  (c) by the Company, if a Superior Proposal is received and the Board of Directors of the Company reasonably determines in good faith, after receiving advice from Netherlands Antilles counsel to the Company, that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with the fiduciary duties of the Board of Directors under applicable Law; provided, however, that (x) prior to such termination, Purchaser has received the payment required by Section 8.1(b) by wire transfer of immediately available funds and (y) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger, stock purchase, asset purchase or similar agreement to effect the Superior Proposal; or

                  (d) by Purchaser at any time prior to the Closing, if:

                           (i) the Company shall have (x) withdrawn, modified or
                  amended in a manner adverse to Purchaser, the approval, adoption or recommendation, as the case may be, of the relevant Proposals or (y) approved or recommended any Acquisition Proposal; or

                           (ii) there shall have been a breach by the Company of
                  any provision of Section 5.5(a) or Section 5.5(b) or a material breach by the Company of any provision of Section 5.5(c) or a breach by Holdings of its obligations under the Voting Agreement.

         Section 6.4 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.3 by Purchaser or the Company, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and, except as provided in this sentence and in the last sentence of this Section 6.4, this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Purchaser or the Company, except that the provisions of Section 5.2(b),
Section 5.12, this Section 6.4 and Article VII shall survive any termination of this Agreement. Termination of this Agreement shall not relieve any party to this Agreement of liability for breach of this Agreement.


                                   ARTICLE VII

                                  NON-SURVIVAL

         Section 7.1 Non-Survival of Representations, Warranties, Agreements and Covenants. None of the representations, warranties, agreements or covenants contained in this Agreement or in any Schedule, Annex, Exhibit or certificate delivered pursuant to this Agreement, shall survive the Closing, other than the agreements and covenants in Sections 2.4, 5.2(b), 5.2(c), 5.8, 5.9, 5.12, 5.13, 5.14, 5.16, this Article VII and Article VIII.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1 Fees and Expenses. (a) Except as provided in paragraph (b) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that all out-of-pocket costs and expenses related to the printing, filing and mailing of the Proxy Materials shall be borne by the Company.

                  (b) If this Agreement is terminated (i) by Purchaser in accordance with Section 6.3(d)(i); or (ii) by the Company in accordance with
Section 6.3(c), then the Company shall (A) in the case of clause (i), on the day next succeeding the date of such termination, or (B) in the case of clause (ii), immediately prior to the Company entering into an agreement with respect to an Acquisition Proposal, pay to Purchaser in immediately available funds (in recognition of the fees and expenses incurred and efforts extended by Purchaser in connection with the transactions contemplated by this Agreement) an amount equal to eight million dollars ($8,000,000).

                  (c) If this Agreement is terminated by Purchaser or the Company in accordance with Section 6.3(b)(ii), the Company shall pay to Purchaser in immediately available funds an amount equal to the documented, out-of-pocket expenses incurred by Purchaser in connection with the preparation of its bid for, and due diligence of, the Operating Subsidiaries and their respective Subsidiaries, negotiation and execution of, and the performance of its obligations under, this Agreement, and preparation for consummation of the transactions contemplated by this Agreement, such amount not to exceed, in any event, five hundred thousand dollars ($500,000).

         Section 8.2 Investigation and Agreement; Projections; No Other Representations and Warranties. (a) Each of Purchaser and the Company acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the other party and its Subsidiaries and their businesses and operations, and such party has requested and received such documents and information from the other party as such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Each of Purchaser and the Company acknowledges and agrees that it has had an opportunity to ask questions of and receive answers from the other party with respect to matters such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

                  (b) The respective representations and warranties of the Company and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing, and thereafter neither the Company nor Purchaser shall be under any liability whatsoever with respect to any such representation or warranty. This Section 8.2(b) shall have no effect upon any other obligation of the parties hereto.

                  (c) In connection with the investigation by Purchaser of the Company and its Subsidiaries and their businesses and operations, Purchaser and its representatives have received from the Company or its representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that it is familiar with such uncertainties; that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives; and that it will not (and will cause all of its Subsidiaries or other Affiliates or any other person acting on its behalf to not) assert any claim or cause of action against any of the direct or indirect partners, directors, officers, employees, shareholders or Affiliates of the Company with respect thereto, or hold any such person liable with respect thereto.

                  (d) Purchaser and the Company agree that, except for the representations and warranties made by the other party that are expressly set forth herein, neither the other party nor any of its representatives or Affiliates has made and shall not be deemed to have made to such party or to any of its representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, each party agrees that neither the other party nor any of its Affiliates makes or has made any representation or warranty to such party or to any of its representatives or Affiliates with respect to:

                           (i) any projections, forecasts, estimates, plans or
                  budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the other party or any of its Subsidiaries or the future business, operations or affairs of the other party or any of its Subsidiaries heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or Affiliates; and

                           (ii) any other information, statement or documents
                  heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the other party or any of its Subsidiaries or the business, operations or affairs of the other party or any of its Subsidiaries, except, with respect to clauses (i) and (ii), to the extent and as expressly covered by a representation and warranty made by the other party and contained in this Agreement.

         Section 8.3 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken by, on behalf of, or at the direction of the Board of Directors of the Company or the general partner of Purchaser, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         Section 8.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or sent by facsimile (upon confirmation of receipt), as follows:

                  (a)      if to the Company, to it:

                           c/o Statia Terminals, Inc.
                           800 Fairway Drive
                           Suite 295
                           Deerfield Beach, Florida 33441
                           Attention:  James G. Cameron, President
                           Fax:  (954) 570-3453

                  with copies (which shall not constitute notice) to:

                           Statia Terminals, Inc.
                           801 Warrenville Road
                           Suite 200
                           Lisle, Illinois 60532-1396
                           Attention:  Jack R. Pine, Secretary
                           Fax:  (630) 435-9542

                  and

                           White & Case LLP
                           1155 Avenue of the Americas
                           New York, New York  10036
                           Attention: Eugene W. Goodwillie, Jr., Esq.
                                      Oliver C. Brahmst, Esq.
                           Fax:  (212) 354-8113

                  (b)      if to Purchaser, to it at:

                           Kaneb Pipe Line Operating Partnership, L.P.
                           2435 N. Central Expressway
                           Suite 700
                           Richardson, TX  75080
                           Attention:  Mr. Edward D. Doherty
                           Fax:  (972) 699-1894

                  with a copy (which shall not constitute notice) to:

                           Fulbright & Jaworski L.L.P
                           2200 Ross Avenue
                           Suite 2800
                           Dallas, TX  75201
                           Attention:  Kenneth L. Stewart, Esq.
                           Fax:  (214) 855-8200

or to such other Person or address as either party shall specify by notice in writing to other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery, except for a notice of a change of address, which shall be effective only upon receipt thereof.

         Section 8.5 Entire Agreement. This Agreement, together with the Company Disclosure Letter, Annex A, Annex B and the Confidentiality Agreement, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

         Section 8.6 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 5.9, shall inure to the benefit of the Persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties, except that Purchaser may assign and transfer its right and obligations hereunder to any of its Affiliates. Except as provided in the first sentence of this Section 8.6, nothing in this Agreement, expressed or implied, is intended to confer on any Person (including, without limitation, any current or former employees of the Company), other than the parties hereto, any rights or remedies.

         Section 8.7 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Closing, by action by, on behalf of, or at the direction of the Board of Directors of the Company or the general partner of Purchaser.

         Section 8.8 Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it shall use its commercially reasonable efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

         Section 8.9 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         Section 8.11 APPLICABLE LAW. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE AND COUNTY OF NEW YORK SHALL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND THE PROPERTY OF SUCH PARTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

         Section 8.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

         Section 8.13 Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 8.14 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 8.15 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.


                                    * * * * *

                  IN WITNESS WHEREOF, each of Purchaser and the Company has caused this Agreement to be executed by its respective officers thereunto duly authorized, all as of the date first above written.

                                  KANEB PIPE LINE OPERATING PARTNERSHIP, L.P.

                                  By KANEB PIPE LINE COMPANY LLC, its general partner



                                  By
                                     -------------------------------------------
                                     Name:
                                     Title:


                                  STATIA TERMINALS GROUP N.V.



                                  By
                                     -------------------------------------------
                                     Name:
                                     Title:



                                  By
                                     -------------------------------------------
                                     Name:
                                     Title:

                                                                         ANNEX A

                                 PROMISSORY NOTE

     , 200
- -----     -
         On the Due Date, as defined below, the undersigned, Kaneb Pipe Line Operating Partnership, L.P. (the "Maker"), a Delaware limited partnership, hereby promises upon the terms and subject to the provisions of this promissory note (this "Note") to pay to Statia Terminals Group N.V. (the "Holder"), a public company with limited liability organized under the laws of the Netherlands Antilles, or its registered assigns, the Principal Amount (as defined below) in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.

                  1. Principal Amount and Due Date. The "Principal Amount" shall be an amount equal to eighty percent (80%) of the amount by which (a) the Tax Reserve Amount (as defined in the Stock Purchase Agreement, dated as of November 12, 2001, by and between the Holder and the Maker (the "Stock Purchase Agreement") (as such amount is finally determined pursuant to Section 2.4 of the Stock Purchase Agreement) exceeds (b) the aggregate actual amount paid or payable by the Maker and its Affiliates in satisfaction of Taxes pursuant to the Tax Agreement for periods prior to the date hereof.

         The Principal Amount shall be due and payable in full on the date (the "Due Date") that is five (5) Business Days after the date of execution of the Tax Agreement.

                  2. No Presentment. The Maker, for itself and its successors and assigns, waives presentment, demand, protest and notice thereof or of dishonor, and waives any right to be released by reason of any extension of time or change in the terms of payment.

                  3. Amendment. This Note may not be changed orally, but only by an agreement in writing signed by the Holder and the Maker.

                  4. Cancellation. After the Principal Amount has been paid in full, this Note shall be surrendered to the Maker for cancellation and shall not be reissued.

                  5. Transfer Restrictions. This Note shall not be assignable by either the Maker or the Holder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Holder shall be entitled to assign this Note to Holdings or any one shareholder of Holdings in connection with the liquidation of the Holder.

                  6. GOVERNING LAW. THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION THEREOF.

                  7. Descriptive Headings. The descriptive headings of this Note are inserted for convenience only, and do not constitute a part of this Note.

                                                                         Annex A
                                                                          Page 2


                  8. Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Stock Purchase Agreement.

                            [Signature page follows]

                                                                         Annex A
                                                                          Page 3


                  IN WITNESS WHEREOF, the Maker has executed and delivered this Note on the date first written above.

                                     KANEB PIPE LINE OPERATING PARTNERSHIP, L.P.

                                     By KANEB PIPE LINE COMPANY LLC,
                                     its general partner

                                     By
                                        ----------------------------------------
                                     Name:
                                     Title:

                                                                         ANNEX B


This Annex B to the Stock Purchase Agreement (the "Agreement") by and between Kaneb Pipe Line Operating Partnership, L.P. ("Purchaser") and Statia Terminals Group N.V. (the "Company") dated as of November 12, 2001 sets forth the proposals that will be presented at the extraordinary meeting of the shareholders of the Company. Capitalized terms used but not defined herein shall have the respective meaning ascribed thereto in the Agreement.

AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE COMPANY

PROPOSED, TO ADOPT the Amendment (the "Amendment") to the Company Articles to add a provision with respect to the distribution of the proceeds from a sale of all or substantially all of the assets of the Company comprising the capital stock of the Operating Subsidiaries, a copy of which is annexed hereto as
Schedule 1, and to authorize, with full right of substitution, each director and officer of the Company and any of the lawyers of the civil law notary office of Smeets Thesseling van Bokhorst in Curacao to (i) request the approval of the Ministry of Justice in the Netherlands Antilles with respect to the Amendment,
(ii) to make such changes as the Ministry of Justice requires to the Amendment and (iii) to execute the notarial deed of amendment to the Articles of Incorporation of the Company incorporating the Amendment.

STOCK PURCHASE AGREEMENT

SUBJECT TO ADOPTION OF THE AMENDMENT BY (i) THE HOLDERS OF MORE THAN SIXTY-SIX AND TWO-THIRDS PERCENT (66-2/3%) OF THE COMMON SHARES AND SUBORDINATED SHARES, VOTING TOGETHER AS A SINGLE CLASS, THAT ARE PRESENT OR REPRESENTED AND VOTING AT A MEETING AT WHICH HOLDERS OF AT LEAST ONE-HALF OF THE ISSUED AND OUTSTANDING COMMON SHARES AND SUBORDINATED SHARES, COUNTED AS A SINGLE CLASS, ARE PRESENT OR REPRESENTED BY PROXY, AND (ii) BY THE HOLDERS OF MORE THAN SIXTY-SIX AND TWO-THIRDS PERCENT (66-2/3%) OF THE COMMON SHARES, VOTING AS A SEPARATE CLASS AT A MEETING AT WHICH HOLDERS OF AT LEAST ONE-HALF OF THE ISSUED AND OUTSTANDING COMMON SHARES ARE PRESENT OR REPRESENTED BY PROXY, PROPOSED, TO APPROVE the Agreement, pursuant to which the Company will sell to Purchaser the Shares, and the transactions contemplated thereby, to approve the distribution (the "Distribution") of the proceeds received by the Company pursuant to the Agreement in accordance with Article 17A of the Company Articles and to approve any and all actions in connection with the Distribution by or on behalf of the Company.

DISSOLUTION OF THE COMPANY

SUBJECT TO APPROVAL OF THE AGREEMENT, PROPOSED, TO ADOPT a resolution to dissolve the Company in accordance with Article 18, Paragraph 6A of the Company Articles immediately following the Distribution, to appoint the Board of Directors of the Company as the liquidator of the Company and to approve any distribution of any liquidation proceeds of the Company in accordance with the provisions of Article 18, paragraph 6A of the Company Articles.

                                                                      SCHEDULE I

                PROPOSED TEXT OF THE AMENDMENT TO THE ARTICLES OF
                  INCORPORATION OF STATIA TERMINALS GROUP N.V.


I. ARTICLE 17, PARAGRAPH 1 SHALL BE AMENDED AS FOLLOWS: A new final sentence shall be added to paragraph 1 ("Definitions") of this article, which shall read as follows: "The provisions of this article 17 will, other than the provisions set forth in paragraphs 2, 3, 4 and 5 of this article 17, not apply to a Sale Event (as defined in article 17A) or any distribution made to the shareholders of the company from the proceeds of a Sale Event."

II. A NEW ARTICLE 17A SHALL BE ADDED AFTER ARTICLE 17 WHICH SHALL HAVE THE FOLLOWING HEADING: "DEFINITIONS/SPECIFIC PROVISION ON A SALE EVENT (AS DEFINED BELOW) OF OR BY THE COMPANY AND ON DISTRIBUTIONS TO SHAREHOLDERS FROM THE PROCEEDS OF A SALE EVENT", WHICH ARTICLE SHALL READ AS FOLLOWS:

         "In the event (a) the Board of Directors has adopted a resolution to approve and to recommend to the General Meeting the adoption and approval of a Sale Event, (b) the General Meeting has adopted and approved such Sale Event, and (c) a definitive agreement has been entered into by or on behalf of the company with a third party purchaser in connection with such Sale Event, and the transactions contemplated by such definitive agreement have been consummated, then, with due observance of the provisions of paragraphs 2, 3, 4 and 5 of article 17 of these articles of incorporation, a distribution to the shareholders shall be made out of the proceeds received by the company from such Sale Event in accordance with the following provisions:

1. Sale Event Distribution: A distribution of any proceeds received by the company from a Sale Event shall be made and be paid from legally available funds therefor, by or on behalf of the company in cash as a distribution from profit, as a dividend or interim-dividend, as the case may be, and/or from freely distributable reserves of the company including, but not limited to, capital surplus reserves, to and for the benefit of its shareholders.

2. Sale Event: Sale Event shall mean a sale or other voluntary disposition, in a single transaction, of all or substantially all of the assets of the company comprising the capital stock of Statia Terminals International N.V., Statia Technology, Inc. and Statia Marine, Inc.

3. Distribution from Sale Event: Any distribution from proceeds received by the company from a Sale Event shall be made in the following manner:

(a) First, to the common shares, pro rata, until each issued and outstanding common share has been paid an amount equal to $18.00 (such amount being the value per common share attributed to each such common share by one or more independent experts, as appointed by or on behalf of the company in conjunction with the establishment of the going concern value of the company);

(b) Second, after satisfaction in full of the payment of the amounts under (a) above, to the subordinated shares, pro rata, until each issued and outstanding subordinated share has been paid

                                                                      Schedule I
                                                                          Page 2


an amount equal to $16.40 (such amount being the value per subordinated share as attributed to each such subordinated share by the company in conjunction with the establishment of the going concern value of the company referred to in clause (a) above);

(c) Third, after satisfaction in full of the payment of the amounts under (a) and (b) above, to the incentive shares, pro rata, the balance of the proceeds received by the company from the Sale Event (such amount being the value per incentive share as attributed to each such incentive share by the company in conjunction with the establishment of the going concern value of the company referred to in clause (a) above) minus (x) the amount due from the company pursuant to the obligations of the company under the 1999 Stock Option Plan, (y) the amount necessary to satisfy any outstanding liabilities of the company, as determined by the Board of Directors and (z) $[insert dollar amount equal to 20% of the authorized capital of the company], and subject to upward or downward adjustment commensurate with the adjustment of the purchase price, if any, pursuant to the definitive agreement entered into in connection with such Sale Event.

Distributions under this paragraph 3 shall satisfy in full any obligations with respect to, and shall be in lieu of payment of, any Common Share Arrearages and any deferred distributions declared on the Subordinated Shares, in each case accrued and unpaid for any period prior to the Sale Event giving rise to such distributions.

III. ARTICLE 18, PARAGRAPH 1 SHALL BE AMENDED AS FOLLOWS: After "to dissolve the company or to sell all or substantially all of the assets of the company", the following shall be added ", including but not limited to, a Sale Event".

IV. ARTICLE 18, PARAGRAPH 6 SHALL BE AMENDED AS FOLLOWS: After "(a Liquidation Event)" the following text shall be added: "not constituting a Sale Event (as defined in these articles of incorporation) in which case paragraph 6A of this article 18 shall apply".

V. A NEW PARAGRAPH 6A SHALL BE ADDED TO ARTICLE 18 AFTER PARAGRAPH 6, WHICH SHALL HAVE THE HEADING "SALE EVENT/DISTRIBUTION IN CONJUNCTION WITH A LIQUIDATION EVENT" AND WHICH SHALL READ AS FOLLOWS: "In case of a Liquidation Event following the distribution of the proceeds from a Sale Event, after satisfaction of all the company's creditors in the order of priority as set out by or under applicable law, any distribution of proceeds of such liquidation will be made to the holders of common and subordinated shares and the holders of incentive shares as follows:

         (a) First, to the common shares, pro rata, until each common share received an amount equal to $18.00;

         (b) Second, to the subordinated shares, pro rata, until each subordinated share receives an amount equal to $16.40; and

         (c) Third, to the incentive shares, pro rata, all remaining proceeds, if any.

         provided however that (x) with any such distribution under (a), (b) and
         (c) respectively, any amounts paid under paragraph 17A of these articles of incorporation, with respect to the common shares, the subordinated shares and the incentive shares, respectively, shall be deducted from the amounts of liquidation proceeds prior to any allocation and payment of

                                                                      Schedule I
                                                                          Page 3


         the foregoing distribution of liquidation proceeds and (y) no holder shall be entitled to any distribution under Article 17 hereof.

VI. ARTICLE 18, PARAGRAPH 7 SHALL BE AMENDED AS FOLLOWS: A new final sentence shall be added which reads as follows: "This paragraph shall not apply in the case of a distribution following a Sale Event in conjunction with a Liquidation Event under paragraph 6A of article 18 of these articles of incorporation."